Exhibit 10.2

MUTUAL RELEASE

RECITALS

A.                                   Keith A. Tucker (“Mr. Tucker”) was employed by Waddell & Reed Financial, Inc. (“Company”).

B.                                     On May 25, 2005, Mr. Tucker’s employment with Company terminated.

C.                                     Mr. Tucker and Company wish to resolve all matters arising out of Mr. Tucker’s employment with Company and the termination thereof.

D.                                    Therefore, Mr. Tucker and Company have reached the following agreements:

AGREEMENTS

1.                                       In consideration of Company’s agreements as set forth in paragraph 5 of this Mutual Release, Mr. Tucker forever releases and waives any and all claims, counts, causes of action and demands of any kind or nature for money or anything else, whether such claims are known or unknown (including any right to relief in any lawsuit that may be brought on Mr. Tucker’s behalf by any government agency or other person based on any claims released herein), against Company, and its related entities, affiliates, predecessors, successors and/or its and their directors, officers, employees, attorneys and agents (collectively the “Released Parties”), that arose prior to Mr. Tucker’s signing of this Mutual Release or that relate in any way to Mr. Tucker’s employment or termination of employment with Company.  This release includes, but is not limited to, any and all claims of race discrimination, sex discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation, and any and all claims under the following:

a.                                       Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.;

b.                                      Civil Rights Act of 1866, 42 U.S.C. § 1981;

c.                                       Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.;

d.                                      Kansas Act Against Discrimination, Chapter 44, Art. 10, K.S.A.;

e.                                       Missouri Human Rights Act, R.S.Mo §213.010 et seq.;

f.                                         The Texas Commission on Human Rights Act, Tex. Lab. Code Ann. §21.001 et seq.;

g.                                      Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.;

h.                                      Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.;

i.                                          Rehabilitation Act of 1973, 29 U.S.C. § 706 et seq.;

j.                                          Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.;

k.                                       Common law, including, but not limited to, claims for breach of express or implied contract, violation of public policy, wrongful discharge, defamation, whistle-blowing, fraudulent misrepresentation, negligent misrepresentation, intentional or negligent infliction of emotional distress or other tort type claims; and

l.                                          All other federal, state and local laws, statutes, ordinances, regulations, orders and executive orders;

provided, however, this release does not apply to rights or claims that may arise after Mr. Tucker signs this Mutual Release.

5.                                       In exchange for Mr. Tucker’s promises in this Mutual Release, Company agrees to make the payments described in Sections 3 and 4 of that certain Consulting Agreement dated May 25, 2005, between the Company and Mr. Tucker, on the terms and conditions described therein. In consideration of Mr. Tucker’s agreements and covenants in this Mutual Release, the Released Parties forever release and waive any and all claims, counts, causes of action and demands of any kind or nature for money or anything else, whether such claims are known or unknown, against Mr. Tucker, that arose prior to Mr. Tucker’s signing of this Mutual Release or that relate in any way to Mr. Tucker’s employment or termination of employment with Company, except for claims, demands, actions or causes of actions arising out of Mr. Tucker’s Wrongful Acts.  For purposes of this Release, Wrongful Acts include (i) breaches of the duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) deriving an improper personal benefit from any transaction with the Released Parties.

6.                                       The purpose of this Mutual Release and provision to Mr. Tucker of valuable consideration is to provide for an amicable separation from employment, to avoid economic hardship for Mr.Tucker, and to resolve all claims. Company believes this Mutual Release and the related agreements are fair and reasonable, but because it is important for Mr. Tucker to fully understand this Mutual Release and voluntarily decide to execute it, this Mutual Release includes the following information:

a.                                       Mr. Tucker is advised and encouraged to consult with an attorney of his choice before signing this Mutual Release which includes a release of all claims including claims for age discrimination under the Age Discrimination in Employment Act.

b.                                      Mr. Tucker has up to twenty-one (21) days within which to consider this Mutual Release.

c.                                       If Mr. Tucker signs this Mutual Release, Mr. Tucker then will have seven (7) calendar days after the date he signs it, to revoke his acceptance of its terms.  To be effective, any revocation must be in writing and received by Company within seven (7) days after Mr. Tucker signs this Mutual Release.

7.                                       This Mutual Release may not be amended except upon the written agreement signed by Mr. Tucker and Company.

8.                                       Nothing in this Mutual Release is an admission by either Mr. Tucker or Company of any wrongdoing, either in violation of applicable law or otherwise, and nothing in this Mutual Release is to be construed as such by anyone.

9.                                       Mr. Tucker agrees that provision to him of the consideration set forth in this Mutual Release is valuable consideration to which Mr. Tucker would not otherwise be entitled.

10.                                 The parties have not relied on any representations, promises or agreements of any kind made to them in connection with this Mutual Release, except for those set forth in writing in this Mutual Release.

11.                                 All disputes which arise out of the interpretation and enforcement of this Mutual Release shall be governed by the laws of the State of Kansas without giving effect to its choice of law provisions.

12.                                 This Mutual Release does not become effective or enforceable against either party until eight days after Mr. Tucker signs and has not revoked this Mutual Release.

13.                                 This Mutual Release is not intended to and does not release any claims, counts, causes of action and demands of any kind or nature for money or anything else, whether such claims are known or unknown, (i) relating to sums payable to Mr. Tucker pursuant to Company benefit or retirement plans, (ii) relating to that certain Consulting Agreement dated May 25, 2005, between the Company and Mr. Tucker, (iii) relating to claims for indemnification pursuant to the Company’s bylaws and certificate of incorporation, or (iv) relating to Mr. Tucker’s stock option and restricted stock agreements.

KNOWING AND VOLUNTARY AGREEMENT

I fully understand the terms of this Mutual Release.  I knowingly and voluntarily agree to sign this Mutual Release and to release all my claims under this Mutual Release, including statutory claims under the Age Discrimination in Employment Act.  I also acknowledge that I have been given twenty-one (21) days within which to consider this Mutual Release.  I have been advised and encouraged to consult with counsel.  I have been fully apprised of my rights.  I understand my rights, and I have determined to execute this Mutual Release at this time and on the date reflected.  I understand that I may revoke this Mutual Release within seven (7) days after signing it by providing written notice to:  Waddell & Reed Financial, Inc., Attention: Daniel C. Schulte, General Counsel.

Keith A. Tucker

/s/ Keith A. Tucker	May 25, 2005
Signature	Date

Waddell & Reed Financial, Inc.

/s/ Henry J. Herrmann	May 25, 2005
By: Henry J. Herrmann	Date
Title: President